ESCROW AGREEMENT



      This ESCROW AGREEMENT (this "Agreement") is dated as of the 2[nd] day of February 2011, by and among Bonds.com MBS, Inc., a Delaware corporation (the "Buyer"), Beacon Capital Strategies, Inc., a Delaware corporation ("Seller"), Bonds.com Group, Inc., a Delaware corporation ("Parent") and U.S. Bank National Association, a national banking association (the "Escrow Agent"), as escrow agent. The Buyer, Parent and Seller are sometimes referred to herein, collectively, as the "Interested Parties."

      WHEREAS, Parent, the Buyer and Seller have entered into an Purchase Agreement dated as of the date hereof (the "Purchase Agreement") pursuant to which 2,000 shares of Parent's Series C Preferred Stock (including any shares of Common Stock issued upon the conversion of such shares of Series C Preferred Stock, the "Indemnification Escrow Shares") and 1,000 shares of Parent's Series C Preferred Stock (including any shares of Common Stock issued upon the conversion of such shares of Series C Preferred Stock the "Supplemental Escrow Shares", and together with the Indemnification Escrow Shares, the "Escrow Shares") have been withheld from Seller and are to be placed in escrow, pursuant to the terms of this Agreement, as a source of the payment for any indemnified claims that may arise pursuant to Section 9.02(a) of the Purchase Agreement;

      WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the shares deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;

      NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS. The following terms shall have the following meanings when used herein:

      "Closing Date" means February 2, 2011.

      "Common Stock" means the common stock of Parent, par value $0.0001 per share.

      "Escrow Termination Date" means the date of the twenty-four (24) month anniversary of the Closing Date.

      "Joint Written Direction" means a written request executed by the Interested Parties directing Escrow Agent to disburse all or a portion of the Escrow Shares or to take or refrain from taking an action pursuant to this Agreement.

      "Series C Preferred Stock" means the Series C Preferred Convertible Stock, par value $0.0001 per share, of Parent.

      All other terms used herein shall have the meaning set forth in the Purchase Agreement.

Section 2.

APPOINTMENT OF AND ACCEPTANCE BY ESCROW AGENT. The Interested Parties hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment.

Section 3. DEPOSIT OF ESCROW SHARES. On the Closing Date, Parent shall cause Parent's transfer agent to promptly deliver (in no event later than three (3) Business Days after the Closing Date) to the Escrow Agent the Escrow Shares in the form of a single certificate registered in the name of "Var & Co." as nominee for the Escrow Agent, and the Escrow Agent shall hold and administer the Escrow Shares (said Escrow Shares, together with any dividends and other distributions therefrom or proceeds thereof received by the Escrow Agent, collectively, the "Escrow Property") subject to the terms of this Agreement. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Property.

Section 4. DISTRIBUTION OF ESCROW SHARES FOR INDEMNIFICATION.

(a) Buyer Requests. From time to time during the Escrow Period and otherwise in accordance with the terms and conditions of the Purchase Agreement, Buyer may make a written request (the "Buyer's Request") to Escrow Agent, with a simultaneous copy thereof to Seller (which such receipt Seller shall promptly acknowledge to Escrow Agent), to transfer some or all of the Escrow Shares to Buyer for its own account, or to a person or entity designated by Buyer, as the case may be, in order to pay or provide for the payment of, or to reimburse Buyer for, any item that Buyer shall in good faith assert in such request as a claim for indemnification under Section 9.02(a) of the Purchase Agreement in accordance with the provisions of Article IX of the Purchase Agreement. In such request, Buyer shall specify the amount of the Damages related to the claim in good faith, shall identify the provision of the Purchase Agreement that it asserts gives rise to such claim for indemnification under Section 9.02(a) of the Purchase Agreement, shall specify the whole number of Indemnification Escrow Shares and/or Supplemental Escrow Shares to be transferred by the Escrow Agent to satisfy such claim for indemnification (i.e., the Claim Shares) and shall briefly identify with reasonable specificity the facts that constitute the basis of such claim. Escrow Agent shall have no responsibility for determining or ascertaining the completeness or accuracy of the matters stated in any such request.

(b) Objection by Seller. If within thirty (30) days after the delivery of the Buyer's Request, Escrow Agent shall have received an acknowledgement from Seller that it also received Buyer's Request but shall not have received written notice from Seller questioning the propriety or the amount of Damages of such claim or the number of Indemnification Escrow Shares and/or Supplemental Escrow Shares specified in such request (such amount of Damages and number of shares shall be an "Undisputed Claim"), then Escrow Agent shall forthwith transfer the number of Indemnification Escrow Shares and/or Supplemental Escrow Shares specified in such request in accordance with Sections 4(d) and 6 below. If, however, on or before thirty (30) days after the delivery of the Buyer's Request, Escrow Agent shall receive written notice from Seller (a "Dispute Notice") questioning the propriety or the amount of Damages of such claim or the number of
Indemnification Escrow Shares and/or Supplemental Escrow Shares specified in such request, Escrow Agent shall within three (3) Business Days after receipt of such notice transfer some or all of the Indemnification Escrow Shares and/or the Supplemental Escrow Shares in accordance with Sections 4(d) and 6 below if any amount of Damages and corresponding number of shares specified in Buyer's Request are not questioned by Seller (such amount of Damages and number of shares shall be treated as an Undisputed Claim hereunder). Seller shall send a copy of any Dispute Notices to Buyer simultaneously as sending any such notices to Escrow Agent.

(c) Disputed Claims. Escrow Agent shall not transfer any Indemnification Escrow Shares and/or Supplemental Escrow Shares with respect to such amount of Damages or the number of shares specified in Buyer's Request questioned by Seller (such an amount of Damages and corresponding number of shares shall be a "Disputed Claim") or if Escrow Agent has not received an acknowledgement from Seller of such Buyer's Request required by Section 4(a) until Escrow Agent receives either
(i) a Joint Written Direction providing for the resolution of the Disputed Claim (at such time, any amount of Damages and corresponding number of shares payable to Buyer pursuant to such written direction shall be deemed an Undisputed Claim) or (ii) notice of a final decision of a court of competent jurisdiction (from which no appeal has been allowed because of lapse of time or otherwise) with respect to such Disputed Claim (at such time, any amount of Damages and corresponding number of shares payable to Buyer pursuant to such final decision shall be deemed an Undisputed Claim).

(d) Undisputed Claims. Within three (3) Business Days of the date on which Escrow Agent is notified in writing that any claim by Buyer has become an Undisputed Claim, Escrow Agent shall transfer the number of whole Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, to Buyer for its own account, or to a person or entity designated by Buyer, as the case may be, equal to the number of shares of the Undisputed Claim. If the number of Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, are insufficient to satisfy in full the Undisputed Claim, then Escrow Agent shall then transfer all of the Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, to Buyer, or to a person or entity designated by Buyer, as the case may be. Any distributions to Buyer or Seller (or their respective designee(s)) under this Agreement shall be made in accordance with Section 6 below.

Section 5. FINAL DISTRIBUTION OF THE ESCROW PROPERTY.

(a) If on the Escrow Termination Date there are any Disputed Claims pending as described in Section 4(c) hereof, then Escrow Agent shall continue to hold the number of whole Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, equal to the number of shares of the pending Disputed Claim(s) as asserted by Buyer. If on the Escrow Termination Date there is a pending Buyer request made pursuant to Section 4(a) hereof, Escrow Agent shall continue to hold the number of whole Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, equal to the number of shares claimed by Buyer pursuant to Section 4(a), until (i) such request becomes an Undisputed Claim and is paid in accordance with Section 4(d) or (ii) such request becomes a Disputed Claim, in which case it shall be deemed a pending Disputed Claim for purposes of this Section*5(a). If there are an insufficient number of Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, Escrow Agent shall continue to hold all of the Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, pending resolution of the pending Disputed Claim(s) and/or pending claims.

(b)

Following Escrow Agent's withholding of any Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, in accordance with Section 5(a) above, Escrow Agent shall transfer promptly to Seller the remaining number of Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be, if any, and any other assets constituting the Escrow Property.

(c) Upon resolution of any pending Disputed Claims and/or pending claims after the Escrow Termination Date in accordance with Section 4(c) and (d) above, Escrow Agent shall transfer promptly to Seller any remaining Indemnification Escrow Shares and/or Supplemental Escrow Shares, as the case may be.

Section 6. DISTRIBUTION OF ESCROW SHARES.

(a) Any distribution of all or a portion of the Escrow Shares to the Buyer shall be made by physical delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to Parent's transfer agent, endorsed for transfer, with instruction to such transfer agent (and Parent shall cause such transfer agent) to transfer and issue a new stock certificate, in the name of Var & Co. as nominee for the Escrow Agent, representing the number of Escrow Shares then remaining, if any, and to promptly deliver (in no event later than three (3) Business Days after receipt of such certificate) such certificate to the Escrow Agent.

(b) Any distribution of all or a portion of the Escrow Shares to Seller (or its designee(s)) shall be made by physical delivery of the stock certificate held by the Escrow Agent representing such Escrow Shares to Parent's transfer agent, endorsed for transfer, with instruction to such transfer agent (and Parent shall cause such transfer agent) to transfer and issue a new stock certificate, in the name of Seller (or its designee(s)), representing such number of Escrow Shares then remaining, if any, and to promptly deliver (in no event later than three
(3) Business Days after receipt of such certificate) such certificate to Seller (or such designee(s)).

Section 7. CERTAIN TERMS CONCERNING ESCROWED PROPERTY.

(a) No Duty to Vote or Preserve Rights in Escrow Shares. The Escrow Agent shall not be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Seller received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute and deliver to the Seller a proxy or other instrument in the form supplied to it by the Seller for voting or otherwise exercising any right of consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Seller to exercise such voting or consent authority in respect of the Escrow Shares (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity). The Escrow Agent shall not be under any duty or responsibility to forward to any Interested Party, or to notify any Interested Party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

(b) Dividends and Proceeds.

(i) Dividends Held In Escrow. Any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Escrow Shares, received by the Escrow Agent from time to time during the term of this Agreement shall be added to and become a part of the Escrow Property (and, as such, shall become subject to the terms of this Agreement).

(ii) Investment. The Escrow Agent shall be under no obligation or duty to invest (or otherwise pay interest on) any cash it may receive as part of the Escrow Property from time to time; provided, however, that the Escrow Agent is hereby authorized to invest any cash it may hold from time to time hereunder in the Escrow Agent's "Money Market Deposit Account" ("MMDA"), as described in
Annex A hereto, unless Escrow Agent receives other written investment instructions from the Interested Parties, and the Escrow Agent shall have no liability for any investment losses suffered, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. Any earnings received on any such investment shall be added to and shall become part of the Escrow Property. Upon any distribution of Escrow Property hereunder, unless the terms of this Agreement otherwise expressly provide, the Escrow Agent shall be entitled to make such distribution first from Escrow Shares (to the extent remaining), and the remainder, if any, from any cash (or invested cash) hereunder.

(iii) Transaction Confirmations. The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

(iv) Tax Reporting. The Interested Parties agree that, for tax reporting purposes, the Escrow Shares shall be treated as owned by the Seller and all interest or other income earned from the investment of the Escrow Property, including dividends paid to the Escrow Agent on the Escrow Shares, shall be reported by the Escrow Agent as allocated to the Seller.

(v) Certification of Taxpayer Identification Number. Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property. Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

(c) Sale of Escrow Shares.

(i) Seller shall be entitled to sell all or any portion of the Escrow Shares notwithstanding such shares being held by the Escrow Agent.

(ii) In connection with any sale of the Escrow Shares pursuant to Section 7(c)(i) of this Agreement, the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from Seller as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (1) identifying the number of shares to be sold, (2) requesting the Escrow Agent to use a brokerage firm identified by Seller therein, or requesting the Escrow Agent to use its affiliated brokerage service, and (3) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and Seller shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

(iii) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by Seller), and to receive and hold (to be administered and distributed in accordance with this Agreement) as part of the Escrow Property, any net sale proceeds received therefrom less a Sales Administration Fee (as hereinafter defined). The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, Seller expressly acknowledges that (a) the Escrow Shares may be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and
(c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of Seller or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.

(iv) The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, unless a specific brokerage firm was requested by Seller, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a "best efforts" basis with the brokerage firm. The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of any sale shall be net of all brokerage commissions and charges.

(v) The "Sales Administration Fee" shall mean a fee equal to five dollars ($5.00) per day of sale, subject to a minimum of $500.00 (the "Minimum Sales Fee"). For purposes of determining whether the Minimum Fee Limit has been reached, any individual sale (whether or not effected on the same day) shall be counted as a separate sales transaction, and the Sales Administration Fee shall be assessed each day any sale of shares is effected until the total number of shares directed to be sold are sold. As an example only, if a sale is requested that requires two separate trades effected over two business days, then the Sales Administration fee would be $5.00 times two. This fee is intended to cover not only the expense of the sale, but also the resulting tax reporting required to be made to Seller.

Section 8. CONCERNING THE ESCROW AGENT.

(a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby,
(ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and
(v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other sub escrow agent was caused by the Escrow Agent's own gross negligence or willful misconduct in breach of this Agreement.

(d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than three (3) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or
(ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f) All payments to the Escrow Agent hereunder shall be in U.S. dollars.

Section 9. COMPENSATION, EXPENSE REIMBURSEMENT AND INDEMNIFICATION.

(a) The Buyer hereby agrees to be the responsible party for payment of the Escrow Agent's fees and expenses hereunder. Without limiting the generality of the foregoing, the Buyer hereby agrees (i) to pay or reimburse the Escrow Agent for its fees, expenses, including its attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

(b) The Buyer agrees to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services and reimburse for its expenses hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c) Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost, fee and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney's fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent's fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost, fee and expense shall be caused by the Escrow Agent's gross negligence, or willful misconduct. The Escrow Agent agrees that it will first seek reimbursement for any fees and expenses covered by Sections 9(a) and 9(b) from Buyer as provided in Sections 9(a) and 9(b) prior to making any claim for indemnification based on such fees or expenses under this Section 9(c). The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d) Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one Business Day's notice to the Interested Parties of its intent to do so.

Section 10. RESIGNATION.

      The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days' prior written notice of resignation to the Interested Parties. Prior to the effective date of the resignation as specified in such notice, the Interested Parties will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that it selects as successor to the Escrow Agent hereunder. If, however, the Interested Parties shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Interested Parties, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 11. DISPUTE RESOLUTION.

      It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 12. CONSENT TO JURISDICTION AND SERVICE.

      Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of New York and of any Federal court located in said State in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and
(iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 15 hereof.

Section 13. WAIVER OF JURY TRIAL.

      THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 14. FORCE MAJEURE.

      The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 15. NOTICES; WIRING INSTRUCTIONS.

(a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent in a manner as follows and deemed duly given as set forth below (i) if by personal delivery, it shall be deemed given when so delivered, (ii) if by overnight delivery by a recognized courier or delivery service, it shall be deemed given as of the Business Day following its delivery to such courier or delivery service, or (iii) if by telecopy, as of the day such notice of successful completion of transmission is received by the sender, all and in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to Bonds.com Group, Inc. or Bonds.com MBS, Inc.:

            529 5th Avenue, 8th Floor
            New York, New York 10017
            Attention:  Chief Executive Officer
            Fax No:  (212) 946-3999

            With a copy to (which shall not constitute notice):

Hill Ward Henderson
            101 E. Kennedy Blvd., Suite 3700
            Tampa, FL  33602
            Attn:  Mark A. Danzi, Esq.
            Fax:  (813) 221-2900
            Telephone:  (813) 221-3900

If to Beacon Capital Strategies, Inc.:

            9[th ] Floor 420 Madison Avenue
            New York, New York 10017
            Attention: David Weisberger
            Fax: (212) 755-8323
            Telephone: (212) 500-0771


            With a copy to (which shall not constitute notice):


            Duane Morris LLP
            1540 Broadway
            New York, New York 10036-4086
            Attn: Michael D. Schwamm, Esq.
            Fax: (212) 208-4451
            Telephone: (212) 692-1054

            and

            Oak Investment Partners XII, Limited PartnershipOne Gorham IslandWestport, Connecticut 06880Attn: Ann H. Lamont
            Fax No.: (203) 227-0327

            and

            Finn Dixon & Herling LLP177 Broad Street
            Stamford, Connecticut 06901
            Attn: Michael J. Herling, Esq.
            Fax: (203) 325-5001
            Telephone: (203) 325-5000

            If to Escrow Agent:

   {circle}
   by first class, certified or registered mail, hand, courier or overnight delivery to:

            U.S. Bank National Association
            Corporate Trust Services
            225 Asylum Street, 23rd Floor
            Hartford, CT  06103
            Attention:  Laurel Casasanta
            Re:  Bonds.com/Beacon Escrow Agreement
            Telephone # (860) 241-6822

   {circle}if by fax, addressed as above and sentto the following telecopy number:

               Fax:  (860) 241-6881

      Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(a) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 15(a) above):

            If to Bonds.com MBS, Inc.:

            Bank:        Bank of America
            Routing #:   026009593
            A/C #:       2290-0703-0456
            Acct. Name:  Bonds.com Holdings

            If to Beacon Capital Strategies, Inc.:

            To be provided if and when required.

            If to the Escrow Agent:

            Bank: U.S. Bank National Association
            ABA #:  091000022
            A/C#: 173103321050
            BNF: U.S.Bank Trust N.A.
            OBI: Corporate Trust
            Ref:  145755000
            Attn:  Laurel Casasanta/Chitra Burju

Section 2.

MISCELLANEOUS.

(a) Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent. Seller may assign or delegate its rights and obligations under this Agreement to one or more of the stockholders of Seller in connection with Seller's dissolution and liquidation without any consent of any party hereto, provided that Seller shall promptly provide written notice of such assignment to Buyer and the Escrow Agent.

(b) Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c) Governing Law. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(d) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e) Counterparts, Facsimile Execution. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(f) Customer Identification Program. Each of the Interested Parties acknowledge receipt of the notice set forth on Exhibit B attached hereto and made part hereof and that information may be requested to verify their identities.

                          [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

                                     BONDS.COM MBS, INC.


                                     By:/s/Michael Sanderson
                                          Title: Michael Sanderson
                                          Name: CEO


                                     BONDS.COM GROUP, INC.


                                     By:/s/Jeffrey Chertoff
                                          Title: Jeffrey Chertoff
                                          Name: CFO



                                     BEACON CAPITAL STRATEGIES, INC.


                                     By:/s/David Weisberger
                                          Title: David Weisberger
                                          Name: CEO



                                     U.S. BANK NATIONAL ASSOCIATION,
                                     as Escrow Agent


                                     By:/s/Laurel A. Melody-Casasanta
                                          Name:  Laurel A. Melody-Casasanta
                                          Title:  Vice President

                                   EXHIBIT A



                          FEES PAYABLE TO ESCROW AGENT

                                   EXHIBIT A

                            CORPORATE TRUST SERVICES

                                SCHEDULE OF FEES

                 CLOSING EXPECTED ON OR ABOUT FEBRUARY 2, 2011


Acceptance Fee                             $500 (Waived  if U.S. Bank's template
                                           used.)

Annual Administration Fee                  $3,500 per year or part thereof

Participant                                $25 each, if applicable

Wire Fees                                  $25 per wire

Counsel Fee                                Billed as incurred

Out-of-Pocket Expenses                     Billed as incurred



EXTRAORDINARY ADMINISTRATION EXPENSES:
Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but not be limited to, additional responsibilities and services incurred in connection with amendments or extensions of the governing documents, unusual time spent as in the case of litigation.

OUT-OF-POCKET EXPENSES:
Any out-of-pocket expenses incurred by us will be billed at cost.   These  items
will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

ESCROW AGENT'S COUNSEL:
We will engage Marie Pollio of Shipman & Goodwin LLP to represent us in this matter. Escrow Agent's Counsel fees and disbursements will be billed at cost directly by Shipman & Goodwin LLP, up to a maximum of $2,500.

Note: In the event that the subject transaction fails to close for reasons beyond the control of U.S. Bank, we expect U.S. Bank's legal fees and out-of-pocket expenses to be paid pursuant to Section 9 of the Escrow Agreement.

                                   EXHIBIT B

                     CUSTOMER IDENTIFICATION PROGRAM NOTICE

        IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT



To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents. For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

In addition, for non-individual entities, the Escrow Agent must be informed if any contractual party is now acting, or has acted in the past 12 months, under a different name, or has changed its name in the last 12 months.

For individuals, a copy of a government*issued identification, such as a driver's license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents. Additionally, any individual involved in the transaction will be required to proved a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Exhibit B is used with the meaning assigned to such term in the Escrow Agreement of which this Exhibit B is a part.

                                    ANNEX A

                         U.S. BANK NATIONAL ASSOCIATION
                             MONEY MARKET ACCOUNT
                             DESCRIPTION AND TERMS



The U.S. Bank Money Market account is a U.S. Bank National Association ("U.S. Bank") interest-bearing money market deposit account designed to meet the needs of U.S. Bank's Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank's discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank's trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, determined under FDIC Regulations, up to applicable FDIC limits